Exhibit 5.1

Norton Rose Fulbright US LLP 1550 Lamar Street, Suite 2000 Houston, Texas 77010-4106 United States of America Tel +1 713 651 5151 nortonrosefulbright.com

June 9, 2026

Applied Optoelectronics, Inc.

13139 Jess Pirtle Blvd.

Sugar Land, TX 77478

Re: Post-Effective Amendments to Registration Statements on Form S-8 of Applied Optoelectronics, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Applied Optoelectronics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Post-Effective Amendments No. 1 to the Registration Statements on Form S-8, Registration Nos. 333-257009, 333-265711, 333-272928 and 333-286464, and Post-Effective Amendments No. 2 to the Registration Statements on Form S-8, Registration Nos. 333-217871, 333-236831, 333-230243, 333-223347 and 333-253534 (collectively, the “Post-Effective Amendments”) to be filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. The Post-Effective Amendments reflect the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) including (a) 418,418 shares of Common Stock that remained available for issuance under the Applied Optoelectronics, Inc. 2013 Equity Incentive Plan (as amended, the “Amended and Restated 2013 Plan”) and the Applied Optoelectronics, Inc. 2021 Equity Incentive Plan (as amended, the “Amended and Restated 2021 Plan” and together with the Amended and Restated 2013 Plan, the “Prior Plans”) as of March 31, 2026, and (b) up to 2,838,711 shares of Common Stock that are subject to outstanding awards under the Prior Plans as of March 31, 2026, to the extent such shares would otherwise return to the share reserves of the Prior Plans (excluding shares tendered or withheld to pay the exercise or purchase price of or withholding taxes due on an award granted under the Prior Plans) (such shares under clauses (a) and (b), the “Carryover Shares”) that may become available for issuance under the Applied Optoelectronics, Inc. 2026 Equity Incentive Plan (the “2026 Plan”). On June 4, 2026, the stockholders of the Company approved the 2026 Plan.

We have examined the restated certificate of incorporation and amended and restated by-laws, as amended, of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Post-Effective Amendments, the 2026 Plan and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Carryover Shares in accordance with the 2026 Plan, to register and qualify the Carryover Shares for sale under all applicable state securities or “blue sky” laws. For purposes of the opinions set forth below, we have further assumed that no event occurs that causes the number of authorized shares of the Company’s Common Stock available for issuance by the Company to be less than the number of then unissued shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

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June 9, 2026 Page 2

It is understood that this opinion is to be used only in connection with the offer and sale of the Carryover Shares while the Registration Statements to which the Post-Effective Amendments relates are in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Carryover Shares have been duly authorized for issuance and, when the Carryover Shares are issued and paid for in accordance with the terms and conditions of the 2026 Plan and pursuant to the agreements that accompany the 2026 Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendments in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP